                                                                EXHIBIT (a) (96)

BINGHAM McCUTCHEN LLP
DAVID M. BALABANIAN (SBN 37368)
HOLLY A. HOUSE (SBN 136045)
GEOFFREY M. HOWARD (SBN 157468)
JASON YURASEK (SBN 202131)
Three Embarcadero Center
San Francisco, CA 94111-4067
Telephone: 415.393.2000
Facsimile: 415.393.2286

DAVIS POLK & WARDWELL
WILLIAM M. KELLY (SBN 108011)
ZACHARY S. MCGEE (SBN 224790)
1600 El Camino Real
Menlo Park, CA 94025
Telephone: 650.752.2000
Facsimile: 650.752.2111

DORIAN DALEY (SBN 129049)
ORACLE CORPORATION
500 Oracle Parkway, M/S 5op7
Redwood Shores, CA 94070
Telephone: 650.506.5200
Facsimile: 650.506.7114

Attorneys for Defendants and Cross-Complainant
Oracle Corporation and Pepper Acquisition Cop.

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA
                               COUNTY OF ALAMEDA

PEOPLESOFT, INC., a Delaware                No. RG03101434
corporation, and J.D. EDWARDS &
COMPANY, a Delaware corporation,            CROSS-COMPLAINT FOR:
                                            --------------------
                  Plaintiffs,

                                            1. INTERFERENCE WITH PROSPECTIVE
         V.                                    ECONOMIC ADVANTAGE - TENDER OFFER

                                            2. INTERFERENCE WITH PROSPECTIVE
ORACLE CORPORATION, a Delaware                 ECONOMIC ADVANTAGE - CUSTOMERS
corporation, PEPPER ACQUISITION
CORP., a Delaware corporation, and DOES      3. SALES BELOW COST (B&P CODE
1-100,                                         SECTION 17043)

                                            4. LOSS LEADER PRACTICES (B&P CODE
                  Defendants.                  SECTION 17044)

              ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL.

ORACLE CORPORATION, a Delaware              5.  SECRET REBATES (B&P CODE SECTION 17045)
corporation,
                                            6.  TRADE LIBEL

                                            7.  DISPARAGEMENT (CIVIL CODE SECTION 1770)

                  Cross-Complainant,        8.  FALSE ADVERTISING (B&P CODE
                                                SECTION 17500 ET SEQ.)

         V.                                 9.  VIOLATION OF RIGHTS AND INJURY (CIV.
                                                CODE SECTION 1708)

PEOPLESOFT, INC., a Delaware                10. VIOLATIONS OF B&P CODE SECTION 17200
corporation, CRAIG A. CONWAY, DAVID
A. DUFFIELD, ANEEL BHUSRI, STEVEN        REDACTED PUBLIC VERSION
D. GOLDBY, A. GEORGE BATTLE,
FRANK J. FANZILLI, CYRIL J.              JURY TRIAL DEMANDED
YANSOUNI, and DOES 1- 100,
Cross-Defendants.

              ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL.

I.       INTRODUCTION

                  1. On June 6,2003, Oracle announced its intention to commence a Tender Offer for the stock of PeopleSoft. The offering price was well above the price at which PeopleSoft stock was then trading. Oracle has increased its offer twice -- to $26 per share -- and its pending offer currently exceeds the market price of PeopleSoft stock by 41.6 percent (based on the $18.36 PeopleSoft stock price on March 26,2003).

                  2. Recognizing that many PeopleSoft shareholders would welcome the opportunity to sell their stock at such a premium, and finding no legitimate way to challenge the Tender Offer or the accuracy of the offering materials, PeopleSoft's management undertook to [**] to preserve its power and privileges no matter what the resulting harm to the company, its employees or customers.

                  3. In furtherance of this campaign, cross-defendants made numerous false statements to the public, investors and prospective and actual customers. These included false claims regarding the difficulty and cost of converting to Oracle products, the performance of those products and the intentions and competency of Oracle's management. PeopleSoft also supplied its customers with prepackaged complaints against Oracle's Tender Offer and urged them to send them to regulatory agencies or allow PeopleSoft to do so for them.

                  4. The management of PeopleSoft also devised a scheme to increase the company's revenue and stock price--thereby raising the amount Oracle would have to pay--while at the same time confronting Oracle, or any other acquirer, with the prospect of substantial liabilities if an acquisition were to occur. Under this scheme, called the Customer Assurance Plan or "CAP," PeopleSoft bound itself to pay customers multiples (some disclosed, others secret) of whatever they had paid for PeopleSoft products, if the company were acquired and the acquirer failed to meet certain conditions.

                        5. The prospect of these windfalls (compounded by PeopleSoft`s

               ORACLE`S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL continuing false representations) produced increased sales - some at the expense of Oracle and other competitors. PeopleSoft improperly booked all the CAP-burdened contracts as revenue, even though they are void under California's Unfair Practices Act and for failure to comply with the laws regulating the sale of insurance, and are also unenforceable liquidated damage provisions. Indeed, PeopleSoft has conceded that the Phase II CAP contracts alone could result in liability to PeopleSoft of over $170 million--yet it still refuses to restate its revenues and earnings or take a charge for the cost of even the Phase II CAP liability. These phantom CAP contract revenues enabled PeopleSoft to mislead the investing public, inflating the value of its stock as a further defensive tactic against the Tender Offer.

                  6. Oracle brings this Cross-Complaint seeking, among other things, an injunction to prevent cross-defendants from persisting in their improper and illegal tactics, which benefit only themselves while causing irreparable injury not only to Oracle and competition generally, but also to PeopleSoft's shareholders, employees and customers.

II.      PARTIES

                  7. Cross-complainant Oracle is a Delaware corporation with its principal place of business in Redwood City, California. Oracle develops, manufactures, markets and distributes computer software that helps its customers grow their businesses and manage their operations. Most of Oracle's software products can be categorized in two broad areas: database technology software and applications software. Oracle's database software products are highly sophisticated information management programs that allow users to store, retrieve, manage and use their business data. Oracle's applications software can be accessed with standard web browsers and can be used to automate business processes and to provide business intelligence for a company's marketing, sales, order management, procurement, supply chain, manufacturing, service and human resources functions. In addition to computer software products, Oracle offers a range of consulting, education, support and other services, For customers who choose

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL not to install Oracle's applications on their own hardware, Oracle also offers outsourcing services that permit web browser access to Oracle's database technology and software applications hosted at sites that Oracle operates and manages.

                  8. Cross-defendant PeopleSoft is a Delaware corporation with its principal place of business in Pleasanton, California.

                  9. Cross-defendants Craig A. Conway, David A. Duffield, Aneel Bhusri, Steven D. Goldby, A. George Battle, Frank J. Fanzilli, and Cyril
J. Yansouni are, and at all relevant times were, members of PeopleSoft's Board of Directors.

                  10. Oracle is currently unaware of the true names and capacities of Does 1 through 100, inclusive, whether individual, partnership, corporation, unincorporated association, or otherwise, and therefore sues these cross-defendants by such fictitious names. Oracle will amend this Cross-Complaint to allege their true names and capacities when it learns them.

                  11. Oracle is informed and believes and on that basis alleges that, at all material times, each of the cross-defendants, including Does 1 through 100, was the agent, servant, employee, partner, joint venturer, representative, subsidiary, parent, affiliate, alter ego, or co-conspirator of the others, that in doing the things alleged in the Cross-Complaint, each was acting within the scope of such agency, service, employment, partnership, joint venture, representation, affiliation, or conspiracy, and that each is legally responsible for the acts and omissions of the others.

III.     JURISDICTION AND VENUE

                  12. Cross-defendant PeopleSoft's principal place of business is in Alameda County, California and the obligations or liabilities alleged in this Cross- Complaint arose in Alameda County. The amount in controversy exceeds twenty-five thousand dollars ($25,000), exclusive of interest and costs.

                  13. This Court has jurisdiction over the parties and this action under Article VI, Section 10 of the California Constitution and California Civil Procedure Code Section 410.10. Venue is proper under California Civil Procedure Code Section 395.5.

               ORACLE`S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

IV.      FACTUAL BACKGROUND

         A.       PEOPLESOFT'S MANAGEMENT PREEMPTIVELY REJECTS THE TENDER OFFER

                  14. On Friday, June 6,2003, Oracle announced its intention to make a Tender Offer to acquire PeopleSoft for $5.1 billion. On Monday, June 9,2003, Oracle commenced its Tender Offer and filed the required materials with the SEC.

                  15. Though bound by a fiduciary duty to achieve the best result for its shareholders, PeopleSoft's CEO, Craig Conway responded with a blanket refusal to consider any offer, from any source, and launched a campaign to entrench existing management at all costs. He immediately stated that "there is no condition that I can even remotely imagine where PeopleSoft would be sold to Oracle." In a voicemail to PeopleSoft employees on June 6, 2003, he reiterated that [**] Later that day, he expanded upon this theme: [**] (emphasis added)

                  16. Mr. Conway's concern with self-preservation is not surprising. He is amply compensated by PeopleSoft's board: Section 22.3 million in 2003 alone.

                  17. PeopleSoft's board followed MR. Conway's mandate, rejecting Oracle`s increased Tender Offer and persistently refusing to allow PeopleSoft's shareholders to make their own decisions about whether to accept it. The board's ongoing refusal to evaluate a premium offer from Oracle on its merits constitutes a continuing breach of their fiduciary duties to PeopleSoft stockholders, as Oracle and PeopleSoft's stockholders have alleged in their pending consolidated lawsuits against PeopleSoft and its management in Delaware Chancery Court (In re: PeopleSoft, Inc.Shareholders Litigation, Del. Ch. Consolidated C.A. No. 20365-NC).

                  18. Cross-defendants also combated Oracle's Tender Offer by adopting a strategy of falsely disparaging Oracle's products and intentions about the future

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL operations of PeopleSoft following an acquisition -- misstatements that were designed to (and did) instill fear among PeopleSoft customers. PeopleSoft then offered to "insure" prospective customers against the harms it claimed would befall them by attempting to bind Oracle to pay them multiples of their purchase price should its Tender Offer succeed. [**] stated PeopleSoft, and bragged it would [**] AS one senior PeopleSoft developer put it, PeopleSoft would [**]

                  19. PeopleSoft's entrenchment plan was designed to disrupt and exploit the Tender Offer, to interfere with Oracle's relations with its existing and future customers, and, to make itself unattractive to Oracle or any other potential acquirer by creating at least a perception that, in the event of its acquisition, any acquirer would be saddled with crushing liabilities. As part of this plan, PeopleSoft:

                           -        Mischaracterized Oracle's products;

                           -        Mischaracterized Oracle's plans and
                                    capability to provide support to
                                    PeopleSoft's customers;

                           - Mischaracterized the cost to PeopleSoft's customers of migrating to Oracle's products;

                           - Falsely and misleadingly described the actions of Oracle and its CEO, Larry Ellison;

                           - Created an illegal insurance scheme with unenforceable liquidated damages provisions for its customers (the Customer Assurance Program or "CAP");

                           - Offered this insurance/liquidated damages program on a secret and discriminatory basis;

                           - Improperly recognized these unenforceable CAP contracts in its financial statements, thus falsely inflating its revenues and earnings.

         B.       PEOPLESOFT CREATES FALSE FEARS AMONG ITS CUSTOMERS

                  20. Since at least 2003, PeopleSoft has employed what it called "Fear, Uncertainty and Doubt," or "FUD," as a competitive strategy against Oracle. In response to the Tender Offer, PeopleSoft expanded this campaign, first creating and then

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL exploiting groundless fears on the part of its customers as to Oracle's intentions and the ease with which Oracle could meet their needs. Stating, [**] PeopleSoft set out to: (1) disparage Mr. Ellison; (2) mischaracterize the Tender Offer itself as not serious and designed to disrupt the then-pending PeopleSoft/J.D. Edwards merger and harm PeopleSoft in the market; and (3) disparage Oracle's products and create fear on the part of present and prospective customers by false statements regarding the ease and cost of migrating and upgrading from PeopleSoft products to Oracle products.

                  1.       PEOPLESOFT FALSELY ATTACKS ORACLE AND THE TENDER
                           OFFER

                  21. PeopleSoft developed a public relations campaign aimed at [**] PeopleSoft focused on creating fear and uncertainty among existing and prospective customers with false statements about the ease and cost of migrating from PeopleSoft products to Oracle products. PeopleSoft misrepresented the difficulty of upgrading PeopleSoft products, mischaracterized Oracle`s plans and ability to provide support to PeopleSoft customers and mischaracterized Oracle's intent, all with the goal of interfering with Oracle's Tender Offer and with Oracle's relations with current and prospective customers.

                  22. In a June 13,2003 press release, PeopleSoft falsely stated that Oracle "grossly misleads the market concerning Oracle's ability to provide continuing support to existing PeopleSoft customers, and fails to disclose the substantial obstacles and costs facing PeopleSoft customers that would need to migrate to an Oracle platform." Those statements were false and PeopleSoft knew it.

                  23. Conway followed this with slanderous assertions such as: "Almost from the moment you start working [at Oracle] you learn never to let the truth get in the way of a good marketing campaign or a strong proclamation. It's uncanny how quickly

               ORACLE`S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL you get corrupted into that ends-justify-the-means mentality. They have an incredible propensity to declare things as fact which just aren't."

                  24. In answer to questions from USA Today, Conway likewise falsely asserted that Oracle made the Tender Offer for PeopleSoft with the [**] a move by Ellison he described as [**] He went on to say that the [**} (emphasis added), a statement he and others at PeopleSoft repeated several times in the ensuing weeks though they knew it to be false.

                  25. Conway reiterated these falsehoods in a conference call in which he formally announced his Board's rejection of the Tender Offer. He stated that: "Oracle made it clear their intention was to discontinue all PeopleSoft products and ultimately force customers to convert to the Oracle applications, and in many cases, the Oracle database. This would cost each organization millions to literally tens of millions of dollars." These statements were false and were made for the purpose and with the effect of disparaging Oracle's migration and integration abilities, causing customers to buy more PeopleSoft products, interfering with some of Oracle's and other competitors' prospective customer relations, injuring competition and in an effort to block the Tender Offer.

                  2.       PEOPLESOFT FALSELY ATTACKS ORACLE'S PRODUCTS AND
                           SERVICES

                  26. PeopleSoft also directly disparaged Oracle's products in its public relations campaign. A PeopleSoft messaging document falsely claimed that [**] a statement PeopleSoft knew to be false because Oracle has publicly committed to providing ongoing support and enhancements for PeopleSoft's products beyond the time period that even PeopleSoft has committed to do so, and because many of PeopleSoft's customers use PeopleSoft products on Oracle databases.

                  27.      The same document falsely asserted that Oracle offers
[**]

               ORACLE`S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

[**] Peoplesoft knew these statements were false. PeopleSoft also falsely disparaged Oracle's support capabilities. In 2002, Oracle won an award for "Best Support Organization." Oracle Support Services also received the 2003 WebStar Service Award from the Service and Support Professionals Association.

                  28. PeopleSoft tasked its sales force with spreading these falsehoods about the Tender Offer and Oracle's intentions and products. It provided them with [**] telling them it contained [**] to use in communications with existing and prospective customers. It also provided its sales force with documents and information to use against Oracle which it had obtained through discovery in this action, the release of which to its sales force violated the terms of the protective order issued by this Court.

         C.       PEOPLESOFT EXPLOITS CUSTOMER FEAR

                  1.       PEOPLESOFT'S CUSTOMER PRESSURE CAMPAIGN

                  29. Exploiting the fear and uncertainty it had created among its customers by its false statements about Oracle's intentions and capabilities, PeopleSoft next sought to turn them into mouthpieces for its own carefully scripted regulatory and public relations messages.

                  30. PeopleSoft created a [**] of [**] and instructed its employees simply to ["**"] The ["**"] contained [**] written by PeopleSoft, in three categories: (1) [**] (2) [**]; and (3) "[**]."

                  31. PeopleSoft coordinated this campaign of prefabricated outrage with a letter-writing campaign to all of its customers urging them to
(1) [**]

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

[**] (2) [**] and (3) [**]

                  2.       PEOPLESOFT'S ILLEGAL CAP SCHEME

                  32. Contrary to its public and private statements to its customers, to analysts, and to regulators, and contrary to its allegations in this action, PeopleSoft saw in the Tender Offer a sales opportunity. It decided to [**] It thus created the CAP -- both as a [**] to block the Tender Offer and as a vehicle to exploit the customer fear it had created.

                  33. PeopleSoft induced its own customers and prospective customers of Oracle and other competitors to enter into illegal and unenforceable CAP contracts to interfere with Oracle`s Tender Offer and its competitors' customer relationships, to harm its competitors (including Oracle) and reduce competition for enterprise applications. Customers were lured to make and/or accelerate purchases from PeopleSoft by invalid money back guarantees such as: [**]

                  34. PeopleSoft compounded the harm to its customers and stockholders by booking the "revenues" created by these CAP-induced agreements, despite the fact that they are illegal and unenforceable. Its creative bookkeeping created the false impression that PeopleSoft's business was thriving in the normal course when, in fact, PeopleSoft's CAP contracts - with their extraordinary payout promises - explained much of PeopleSoft's post-Tender Offer sales.

                  35. CAP has not been a static program. It grew more destructive and perverse as PeopleSoft responded to Oracle's assurances to prospective customers regarding Oracle's future support of PeopleSoft products.

                  36. Initially, CAP required a future acquirer of PeopleSoft -- any

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL acquirer, not just Oracle--to pay between two and five times the purchase price if the acquirer does not maintain certain support levels of PeopleSoft products, stops licensing the products to new customers or ceases to provide new releases or upgrades.

                  37. When Oracle affirmed its commitment to meet these standards, PeopleSoft devised increasingly onerous versions of CAP, including provisions that permitted PeopleSoft to trigger the payments under it by requiring an acquirer to meet any support and product development obligations PeopleSoft creates within the 90 days preceding its acquisition. The publicly promised payoffs vary according to the value of the transaction. For purchases up to [**] the customer would receive double their money; for deals over [**] the customer would receive five times their money back.

                  38. PeopleSoft's confidential internal documents (and some of its public statements) reveal that the CAP is:

                           - A poison pill anti-takeover device, despite PeopleSoft's statements to the contrary;

                           -        An illegal and unenforceable insurance
                                    scheme;

                           - An invalid attempt to saddle any acquirer with unreasonable liquidated damages;

                           - Misleading to customers and investors in the way PeopleSoft disclosed it;

                           - A tool to interfere with Oracle's customer opportunities;

                           - A way to inflate PeopleSoft's revenues improperly; and

                           -        A means to offer illegal secret rebates.

                  39. PeopleSoft's hypocrisy in adopting the CAP is remarkable. When J.D. Edwards requested [**]

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

[**]

                           A.       CAP IS AN INSURANCE POISON PILL

                  40. Though it publicly hedged on its motives, PeopleSoft designed the CAP as a poison pill anti-takeover device, a goal achieved by extending insurance in the form of unreasonable liquidated damages provisions which would become effective if the company is acquired. In its June 13, 2003 draft pre-clearance letter to the SEC, PeopleSoft acknowledged that, [**] In a later version of the same letter, however, dated June 15, 2003, it dropped the [**] language but preserved its meaning: [**]

                  41. Internally, PeopleSoft did not euphemize. It routinely referred to CAP as a [**] the [**] the [**] and the [**] clause. Another confidential [**] prepared to support a major sale in August 2003, identifies [**] that [**]

                  42. AS a poison pill, CAP is having the desired effect of entrenching PeopleSoft management. AS of June 30, 2003, PeopleSoft estimated its contingent liability under CAP had grown to $354 million. By September 30, 2003, that number had ballooned to $807 million. The total potential liability as of December 31, 2003 exceeds $1.5 BILLION. In its March 4, 2004 disclosures, PeopleSoft acknowledged - even boasted -that the CAP exposure "might limit the total amount of consideration that the potential acquirer would be willing to pay for PeopleSoft."

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                           B.       CAP CONTRACTS ARE INSURANCE POLICIES

                  43. Although PeopleSoft named the program a Customer Assurance Program, it advertised and intended it to operate as a Customer INSURANCE Program. PeopleSoft explained to its customers that they could help defeat Oracle's Tender Offer, and thereby mitigate the risk of what PeopleSoft falsely claimed would be a costly migration, by buying PeopleSoft products with contracts containing CAP riders. Indeed, PeopleSoft expressly advertised the CAP as a way for customers to obtain indemnity against the migration risk that PeopleSoft had, through its campaign of deception, persuaded them the Tender Offer created. Thus, PeopleSoft first falsely convinced customers that they faced a risk of a costly migration, then sold them insurance against it.

                  44. PeopleSoft's own documents and public pronouncements describe CAP as insurance coverage, not an incident of its software applications agreements:

                  - Conway described CAP to the press as PeopleSoft's "CUSTOMER INSURANCE PLAN" and asserted it "allows customers to move forward comfortably and confidently in their investment in PeopleSoft technology." (emphasis added);

                  - PeopleSoft assured a prospective customer [**] (emphasis added);

                  - A confidential internal PeopleSoft [**] reports that a customer [**] (emphasis added);

                  - PeopleSoft referred to a three times money back CAP provision as [**] emphasis added);

                  - In an email to top sales personnel laying out the Phase I CAP transaction values with their corresponding multipliers, PeopleSoft employee Lisa Kindred explained: [**]

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                           [**] (emphasis added);

                  - Recognizing CAP's role as both insurance and as a weapon in its fight against Oracle, a PeopleSoft employee described a conversation with a customer about CAP thus: [**] (emphasis added).

                  45. PeopleSoft's CFO Kevin Parker carefully avoided describing CAP as a "refund": "I want to make it very, very clear that there is no refund from PeopleSoft to these customers. This is not a refund program, and the customer assurance program is not designed nor is it being interpreted by customers as a refund program." Instead it was offered as, and understood to be, an insurance program --something purchased separate from the product and service transactions. On information and belief, prior to the Tender Offer, no PeopleSoft product or service contract had any such insurance rider. Nor are such clauses typical in the enterprise software industry.

                  46. Unfortunately for those customers who bought in reliance on PeopleSoft's misrepresentation of guaranteed coverage, PeopleSoft's promises are empty because it is not licensed to provide insurance in any state and because these policies constitute illegal gaming. As illegal insurance policies, the CAP contracts are void or voidable.

                           c. CAP PAYMENT TERMS ARE ALSO UNREASONABLE LIQUIDATED DAMAGES CLAUSES

                  47. PeopleSoft actually labeled some of its CAP payout terms - including the promise to pay a customer, [**] But all of PeopleSoft's CAP payment terms operate as liquidated damages provisions - and all are unenforceable.

                  48. The terms of each CAP agreement were devised by parties with no incentive to minimize the prescribed payments and ample motive to maximize the

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL burden to any future acquirer of PeopleSoft: PeopleSoft was motivated by its management's desire to entrench itself; customers were motivated by the chance to [**]-or more. AS a result, the CAP payment terms vastly over- compensate PeopleSoft customers for the events which trigger them.

                  49. PeopleSoft's CAP riders provide for payments of multiples of PeopleSoft's customers' original licensing fees should any number of things happen - or not happen - in the future. CAP customers are promised such windfall payouts without even having to return their original product. When it created its CAP program, and when it modified it, PeopleSoft did not tie the payout terms under its CAP contracts to any reasonable anticipated harm customers might suffer if any or all of those future contingencies arise. For instance, it did not and cannot explain why a change in board control (one of the contingencies triggering full payouts under the Phase II CAP) merits payments to Phase II CAP customers of two to five times the original license fee (or more, in the case of its secret rebate CAP contracts). It did not and cannot explain how the payment terms of any of its CAP contracts represented a reasonable endeavor by the contracting parties to estimate the fair average compensation for any loss from the triggering event that the customer will sustain.

                  50. Internal PeopleSoft documents reveal that PeopleSoft utterly failed to consider whether, for example, giving one customer a $1 million CAP payout and another more than $25 million had any relation to actual damages each was anticipated to incur. Indeed, when rejecting a particularly greedy [**] payout request [**] Mr. Conway never mentioned the lack of proportionality to anticipated damages as a basis but, instead, only expressed [**]

                  51. The irrationality of PeopleSoft's CAP payment scheme is further revealed by anomalies such as the following: A CAP deal where the initial fee was [**] received the same multiplier as a CAP deal that was for [**] (a multiplier

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL of 2); while a CAP deal that was more than [**] received a multiplier of five.

                  52. These facts reveal the CAP terms to be penalties - rather than genuine efforts to predetermine fair liquidated damages for PeopleSoft's customers' currently anticipated losses from the insured-against risks. Indeed, in a draft letter to the SEC, PeopleSoft described the CAP as providing its customers [**] (emphasis added) This letter further confirms the true purpose of the CAP payouts to be punitive to any acquirer of PeopleSoft rather than fairly compensatory to PeopleSoft's customers: [**] PeopleSoft's CAP payout promises are thus unenforceable.

                           D. PEOPLESOFT MAKES MISLEADING DISCLOSURES TO THE SEC AND IMPROPERLY BOOKS CAP- TAINTED REVENUE

                  53. PeopleSoft concealed the details of its CAP insurance program in an effort to gain maximum benefit from it. It did so by, among other things, failing to make the legally required disclosures and by violating basic revenue recognition rules applicable to the software industry.

                  54. Though it initiated CAP in [**] PeopleSoft concealed it until June 30, 2003 when it finally disclosed it in its Form 10-Q filing as a "contingent liability" that "provides customers purchasing application licenses with financial protection. . . ."

                  55. Just 15 days after telling one division of the SEC that the CAP [**] PeopleSoft falsely told another division of the SEC: [**]

                  56. In an effort [**] PeopleSoft offered customers a Phase II (September 2003) CAP which mandates a payout, under certain circumstances, if within two years PeopleSoft is acquired and is not the surviving entity or "There is a change in the composition of the Board . . . as a

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL result of which fewer than a majority of the directors are Incumbent Directors."

                  57. When PeopleSoft realized that the Phase II CAP could trigger liability for itself upon a mere "change in the majority composition of the Board," it frantically sent letters to customers attempting to alter the signed agreements unilaterally and retroactively. These letters stated:

                           This letter is to clarify the meaning of [Customer Assurance Program provision] Section 4, subsection 1.4(i)(b) [of the Addendum that amends the 2003 Software License, Services and Maintenance Agreement]. Consistent with Section 1.1(i), Section 1.3(i)(b) requires that PeopleSoft be acquired after the change in the composition of the Board. Thus, the following language should be inserted at the end of the first sentence in Section 1.4(i)(b):"... and PeopleSoft is acquired."

Even if the CAP contracts were valid, these letters have no legal effect because PeopleSoft cannot unilaterally "amend" contracts already concluded.

                  58. Two important revenue recognition implications follow from this development. First, the fact that PeopleSoft sent the letter indicates that there was no "definitive evidence of an agreement" on the date PeopleSoft booked the revenue from these Phase II CAP contracts, as is required by the revenue recognition rules. Second, since a simple change in board composition could trigger the Phase II CAP, the resulting liability could be that of PeopleSoft and not that of an acquirer. Under applicable accounting principles, this means that PeopleSoft cannot recognize revenue for these Phase II CAP contracts until the contingent payment liability expires (in the Fall of 2006 at the very earliest). PeopleSoft also may have violated revenue recognition rules in other ways not readily apparent from the documents it has produced to date.

                  59. Though acknowledging that it was ["**"] PeopleSoft chose to recognize immediately the licensing revenue under the Phase II CAP contracts, thereby improperly inflating its earnings and stock price. Internal documents indicate that the affected license revenues alone could be as high as $[**] over [**] of the total license revenue reported for the third

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL quarter of 2003 in PeopleSoft's 10-Q. In its March 4,2004 filings, PeopleSoft conceded that the Phase II CAP could result in liability to PeopleSoft of more than $170 million, but apparently still refuses to restate its revenues and earnings for that period or take a charge for the cost of the liability it created.

                  60. Instead of disclosing the effect of these Phase II CAP contracts and illusory amendments in its SEC filings, PeopleSoft attempted to hide the Phase II CAP language. The cover up was unintentionally foiled when PeopleSoft's outside counsel filed the original "unamended" Phase II CAP with the SEC. On November 17, 2003, PeopleSoft filed Amendment 11 to the 14D-9 stating that it had sent "clarifying" letters to customers to eliminate the possibility that the Phase II CAP could be triggered without PeopleSoft's being acquired. Handwritten notes produced by a PeopleSoft executive explain the bungled cover-up: ["**"]

                  61. In its internal documents PeopleSoft has admitted ["**"] as it falsely stated to the SEC and in its public disclosures. In an email to PeopleSoft executives on November 12, 2003, PeopleSoft employee Meredith Schmidt estimated exposure for ["**"] the Phase II CAP contracts at $[**] as of [**]

                  62. PeopleSoft's disclosures also departed from the actual terms of the CAP contracts in other material ways, including incorrectly stating the trigger terms it included in customer contracts. PeopleSoft's disclosures for the Phase I CAP state: (1) that the contracts can be triggered if the acquirer "announces its intention not to provide updates or new releases for supportable products" and (2) the change in control trigger applies if "the Company is acquired or merged, and the Company is not the acquirer." However, the actual terms of the contracts provide that, [**]

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

["**"] PeopleSoft also failed to disclose to the SEC that [**]

                           E. PEOPLESOFT USES THE CAP TO TARGET ORACLE'S ACTUAL AND PROSPECTIVE CUSTOMERS

                  63. Not content with having created an illegal insurance scheme, or misrepresenting its terms and effects, PeopleSoft also used the CAP illegally to attempt to interfere with Oracle's actual and prospective customers. As PeopleSoft senior developer Jean Drolet wrote: ["**"] (emphasis added) The program also allowed PeopleSoft to sway customers it had previously thought were a ["**"]

                  64. As a seductive, though illegal, customer inducement, the CAP has succeeded - at the expense of PeopleSoft's competitors. On August 28, 2003, Conway bragged that "The customer assurance program ...[has] gone from a defensive tactic to one that's become an accelerant for our business." Customers such as Oklahoma-based Hobby Lobby have confirmed that they are "not sure [they] would have done the deal without that type of insurance." In a July 2,2003, conference call, PeopleSoft's CFO, Kevin Parker, boasted that more than half of PeopleSoft's deals included CAP provisions. In PeopleSoft's October 23,2003 earnings call, Parker asserted that CAP had become "standard" in every agreement: "It is included in virtually every contract, license that we signed during the course of the quarter." And Conway recently acknowledged at PeopleSoft's March 24, 2004 annual shareholders' meeting that PeopleSoft has been "able to improve our brand awareness, with the help of Oracle."

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                           f.       PEOPLESOFT USES CAP TO PROVIDE SECRET
                                    REBATES

                  65. Despite its own purported "rules," PeopleSoft secretly offered some customers CAP terms that deviated from those described in its public statements and regulatory filings and from those offered other customers.

                  66. The CAP rules were supposedly simple. As PeopleSoft account executive Dan Sweeney explained to one customer, ["**."] Just four days after this statement, however, Conway ["**."]

                  67. Indeed, discrimination infected many of PeopleSoft's CAP deals. Even as it told its customers, the SEC and the investing public that the terms were ["**"] and "not something that we negotiate," PeopleSoft instructed its sales representatives to offer special deals to its preferred customers if ["**."] For example:

                  - PeopleSoft induced a customer to sign a deal by offering not only [**] but also [**]

                  - Another contract awarded the customer protection for [**] years, while PeopleSoft was then offering other customers such protection for only [**] PeopleSoft not only offered the [**] uniquely to this customer but also failed to disclose it in its SEC filings or to its other customers.

                  68. Such secret CAP deals expose the falsehood of PeopleSoft CFO, Kevin Parker, who assured analysts that PeopleSoft's Q2 2003 earnings results were "not achieve[d] ... by engaging in extraordinary discounting practices or by lengthening payment terms."

                  69. These secret and/or unearned rebates were offered by PeopleSoft to certain customers for the improper purposes and with the improper effects of entrenching

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

PeopleSoft's management, falsely inflating PeopleSoft's revenues and thwarting Oracle's and other competitors' legitimate and fair access to those accounts.

                  70. PeopleSoft's secret rebates - and the rest of its below cost CAP contracts - are illegal and unenforceable under California law.

         D. COMMENTATORS AND PEOPLESOFT SHAREHOLDERS CONDEMN PEOPLESOFT'S CAP ENTRENCHMENT STRATEGY

                  71. According to Bloomberg News, the CAP was largely responsible for PeopleSoft's 32% gain in 2003 third quarter sales. Although many agree that the CAP has increased PeopleSoft's reported revenues, commentators and stockholders increasingly question the propriety of the CAP and its long-term effects.

                  72. Proxy adviser Glass Lewis & Co. was "taken aback by some of the strategies that Mr. Conway has implemented to fend off Oracle and buttress customer demand" and has strongly condemned them. It has warned that the "potential cost of PeopleSoft's [CAP] exceeds the $1.4 billion in cash and short-term investments [PeopleSoft] had at the end of 2003." The program, it states, "could dig a hole that would take 18 years or more for a potential acquirer to pay off."

                  73. Based on the CAP and other improper entrenchment tactics, Glass Lewis and others went so far as to urge PeopleSoft shareholders to vote against re-electing Conway to the board at PeopleSoft's recent annual meeting.

                  74. "[S]urprised and displeased with some of the particular strategies employed by Mr. Conway to fend off Oracle," PeopleSoft shareholders, such as the California State Teachers' Retirement System, also publicly announced they would not support Conway's re-election to PeopleSoft's board, nor the re-election of the PeopleSoft board members who approved his extravagant compensation.

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

V.       CAUSES OF ACTION

                              FIRST CAUSE OF ACTION

  INTERFERENCE WITH ORACLE'S PROSPECTIVE ECONOMIC ADVANTAGE FROM TENDER OFFER:
            AGAINST PEOPLESOFT AND PEOPLESOFT BOARD CROSS-DEFENDANTS

                  75. Oracle incorporates by reference paragraphs 1 through 74 above and reasserts the allegations they contain as if set forth fully herein.

                  76. By virtue of its Tender Offer - in particular its latest offer of $26/share -- A 72 PERCENT PREMIUM above the trading price of PeopleSoft the day Oracle commenced the Tender Offer and A 41.6 PERCENT PREMIUM as of March 26, 2004 -- Oracle has the reasonable probability of significant future economic benefit from its acquisition of PeopleSoft. Many analysts view the Tender Offer favorably and PeopleSoft shareholders would likely accept it if allowed to do so.

                  77. PeopleSoft and its board were aware of Oracle's likely economic benefit (and the board`s likely removal from office) should the Tender Offer succeed, and engaged in the above described campaign of wrongful acts to assure that Oracle never achieved that benefit - and to assure their own entrenchment.

                  78. Cross-defendants' improper interference with Oracle's Tender Offer has disrupted and seeks to prevent Oracle's acquisition of PeopleSoft. If the Tender Offer succeeds, Oracle will face the possibility of claims exceeding $1.5 billion as a result of the illegal CAP insurance scheme and its unreasonable liquidated damages provisions. Regardless of the outcome, cross-defendants' improper interference with the Tender Offer has damaged Oracle and likely PeopleSoft's other competitors and potential acquirers.

                             SECOND CAUSE OF ACTION

     INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE RE CUSTOMERS: AGAINST
                                   PEOPLESOFT

                  79. Oracle incorporates by reference paragraphs 1 through 78 above and reasserts the allegations they contain as if set forth fully herein.

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                  80. When PeopleSoft made its many misstatements about PeopleSoft products and Oracle products, and about Oracle's intentions and abilities, including the ease and cost of migrating and upgrading from PeopleSoft products to Oracle products, adopted and modified its improper CAP, and booked its illusory CAP revenues, PeopleSoft was aware that many of its existing and potential customers were likely to choose Oracle's products instead of its own.

                  81. PeopleSoft adopted and modified CAP, and made its various misstatements, to prevent Oracle from acquiring or retaining customers, and to lock those customers into long-term contracts with PeopleSoft.

                  82. PeopleSoft's improper tactics have succeeded in part: convinced by PeopleSoft's misstatements and enticed by PeopleSoft's promise of CAP insurance and unreasonable liquidated damages, several prospective Oracle customers instead contracted with PeopleSoft.

                  83. Oracle, and likely other PeopleSoft competitors, was damaged by PeopleSoft's improper interference with prospective relations. Oracle will prove the amount of its damages at trial, but such damages potentially include its lost profits from customers enticed from Oracle and other competitors by PeopleSoft's improper CAP and/or by PeopleSoft's many misstatements.

                              THIRD CAUSE OF ACTION

BUSINESS & PROFESSIONS CODE SECTION 17043 (SALES BELOW COST): AGAINST PEOPLESOFT

                  84. Oracle incorporates by reference paragraphs 1 through 83 above and reasserts the allegations they contain as if set forth fully herein.

                  85. PeopleSoft admits that its CAP customers have been promised a payment of two to five times - or even more - of their software and license purchase price should certain events occur. If triggered, PeopleSoft's CAP sales would be below PeopleSoft's costs for the software and licenses. Indeed, such sales would give PeopleSoft's CAP customers multiples of their purchase price - with no obligation to return the product. As PeopleSoft has pitched its customers about CAP: [**]

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

["**"] Such arrangements are "below cost" sales as that term is used in Business and Professions Code Section 17043.

                  86. Under Business and Professions Code Section 17071, each CAP sale is presumptive evidence of PeopleSoft's intent to injure competitors and/or destroy competition. But PeopleSoft also admits that the CAP, among other things, was used as a "sales accelerant." By its below cost sales, PeopleSoft intended to - and did - injure competitors and/or destroy fair competition.

                  87. Oracle, and likely other PeopleSoft competitors, has been damaged by PeopleSoft's below cost sales and, under Business and Professions Code Section 17070, is entitled to an injunction against PeopleSoft's unlawful CAP, and to damages in an amount to be proven at trial. Moreover, under Business & Professions Code Section 17051, each below cost CAP contract is illegal and no recovery for either PeopleSoft or the affected customer is allowed under them.

                             FOURTH CAUSE OF ACTION

  BUSINESS & PROFESSIONS CODE SECTION 17044 (LOSS LEADERS): AGAINST PEOPLESOFT

                  88. Oracle incorporates by reference paragraphs 1 through 87 above and reasserts the allegations they contain as if set forth fully herein.

                  89. PeopleSoft admits that it has made numerous sales under its CAP in which its customers have been promised a payment of two to five times - or even more - of their purchase price should certain events occur. Such sales were made as "loss leaders" as that term is defined in Business and Professions Code Sections 17030 and 17044.

                  90. As set forth above, PeopleSoft made its loss leader sales under the CAP to induce, promote and/or encourage the purchase of PeopleSoft products and services. By its loss leader sales, PeopleSoft intended to -and did - injure competitors and/or destroy fair competition. Under Business and Professions Code Section 17071, each loss leader sale under the CAP is presumptive evidence of PeopleSoft's intent to injure Competitors and destroy competition.

                  91. As the success of the CAP program demonstrates, the effect of

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

PeopleSoft's below cost sales under the CAP has been to divert trade from PeopleSoft's competitors, including Oracle, and to otherwise injure Oracle and PeopleSoft's other competitors (including making it significantly more expensive for any competitor to acquire PeopleSoft).

                  92. Oracle, and likely other PeopleSoft competitors, has been damaged by PeopleSoft's loss leader sales practices and, under Business and Professions Code Section 17070, is entitled to an injunction of PeopleSoft's unlawful loss leader practices and to damages in an amount to be proven at trial. Moreover, under Business & Professions Code Section 17051, each loss leader CAP contract is illegal and no recovery for either PeopleSoft or the affected customer is allowed under them.

                              FIFTH CAUSE OF ACTION

 BUSINESS & PROFESSIONS CODE SECTION 17045 (SECRET REBATES): AGAINST PEOPLESOFT

                  93. Oracle incorporates by reference paragraphs 1 through 92 above and reasserts the allegations they contain as if set forth fully herein.

                  94. As set forth above, PeopleSoft not only made many below cost sales, it gave several customers special, secret CAP deals that others did not get and which were not disclosed to them.

                  95.      PeopleSoft's purpose in giving these secret CAP deals
- as in giving all its CAP deals - was to harm Oracle in the current marketplace for those customers. Moreover, under Business and Professions Code Section 17071, each of these super-below cost CAP rebates is presumptive evidence of PeopleSoft's intent to injure competitors and destroy competition.

                  96. The secret rebates these customers have enjoyed or been promised greatly reduced the ability of Oracle and other competitors to sell to those accounts. Oracle has been damaged by PeopleSoft's secret rebates and, under Business and Professions Code Section 17070, is entitled to an injunction of PeopleSoft's unlawful secret rebate practices and to damages in an amount to be proved at trial. Moreover, under

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

Business & Professions Code Section 17051, each secret rebate deal between PeopleSoft and any customer is illegal and no recovery for either PeopleSoft or the customer is allowed under them.

                              SIXTH CAUSE OF ACTION

                   TRADE LIBEL: AGAINST PEOPLESOFT AND CONWAY

                  97. Oracle incorporates by reference paragraphs 1 through 96 above and reasserts the allegations they contain as if set forth fully herein.

                  98. As alleged above, PeopleSoft and Conway made repeated public misrepresentations of Oracle's intentions in making its Tender Offer, about Oracle's ability to migrate Peoplesoft customers to Oracle products should the Tender Offer succeed, and about the cost and ease of any such migrations. In doing so, PeopleSoft and Conway repeatedly asserted Oracle's products are [**] -statements directly disparaging the quality of Oracle's products.

                  99. PeopleSoft's and Conway's intent in making these misrepresentations about Oracle and Oracle products and services was to harm Oracle's reputation, its prospects for acquiring PeopleSoft, and its ability to sell against PeopleSoft.

                  100. Oracle, and likely other PeopleSoft competitors, was damaged by PeopleSoft's and Conway's trade libel, in an amount to be proven at trial.

                             SEVENTH CAUSE OF ACTION

 DISPARAGEMENT IN VIOLATION OF CIVIL CODE SECTION 1770: AGAINST PEOPLESOFT AND
                                     CONWAY

                  101. Oracle incorporates by reference paragraphs 1 through 100 above and reasserts the allegations they contain as if set forth fully herein.

                  102. As outlined above, PeopleSoft and Conway made repeated public misrepresentations of purported facts to existing and potential customers, to existing and potential investors, and to the public and the press of Oracle's intentions in making its Tender Offer, about Oracle's ability to migrate PeopleSoft customers to Oracle products should the Tender Offer succeed, and about the cost and ease of any such migrations. In

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL doing so, PeopleSoft and Conway repeatedly asserted Oracle's products are [**] PeopleSoft and Conway also misrepresented Oracle's success and sales trends.

                  103. All of these disparagements of Oracle's goods, services and intentions were misrepresentations of the true facts, viz: that Oracle is sincere in its Tender Offer, that Oracle is fully capable of migrating PeopleSoft customers to Oracle platforms, that such migrations will not cost each and every PeopleSoft customer millions of dollars, that Oracle products are not inferior to PeopleSoft products and that, in competing against PeopleSoft in the applications business, Oracle has been successful.

                  104. PeopleSoft and Conway made their false and disparaging statements about Oracle with wrongful intent -- to entrench PeopleSoft's management, lock in PeopleSoft's customers and harm PeopleSoft's competitors, in particular Oracle. PeopleSoft's and Conway's disparagements of Oracle injured the competitive process since customers were misled and their purchasing decisions were skewed toward PeopleSoft on false pretenses.

                  105. Oracle, and likely other PeopleSoft competitors, was damaged by PeopleSoft's and Conway's violations of Civil Code Section 1770, in an amount to be proven at trial.

                             EIGHTH CAUSE OF ACTION

  VIOLATIONS OF BUS. & PROF. CODE SECTIONS 17500, ET SEQ. (FALSE ADVERTISING):
                         AGAINST PEOPLESOFT AND CONWAY

                  106. Oracle incorporates by reference paragraphs 1 through 105 above and reasserts the allegations they contain as if set forth fully herein.

                  107. As detailed above, in connection with attempts to sell PeopleSoft's products and services, PeopleSoft and Conway falsely described the CAP to existing and potential customers, the public and the SEC. Among other things, PeopleSoft and/or Conway falsely represented that:

                      a)   Oracle has no serious intention to acquire
                           PeopleSoft;

                      b)   Oracle's products were inferior;

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                      c) Oracle did not have the interest or ability to efficiently migrate PeopleSoft customers from PeopleSoft products to Oracle products;

                      d) migration from PeopleSoft products to Oracle products inevitably would be difficult and necessarily would mean millions in costs to a current PeopleSoft customer;

                      e) Oracle was intentionally delaying antitrust review by federal regulators;

                      f) the CAP was not intended as a poison pill against Oracle's Tender Offer;

                      g) the CAP provided customers with enforceable "insurance" and/or enforceable liquidated damages;

                      h)   [**]

                      i) the CAP was uniformly applied to all customers and the payment amount was determined only based on a set formula according to the license value of the transaction;

                      j) PeopleSoft would not allow any customer CAP refunds that exceeded five times the customer's purchase price;

                      k) the Phase II CAP did not create a liability for PeopleSoft as opposed to the unknown future acquirer of PeopleSoft;

                      1) the CAP provisions in customer contracts would be binding on any future acquirer;

                      m) any CAP payouts would not be the obligation of PeopleSoft; and

                      n) the CAP did not adversely affect PeopleSoft's revenues.

                  108. PeopleSoft and Conway either knew or, in the exercise of reasonable care, should have known that all of these misrepresentations about Oracle and the CAP were untrue or misleading.

                  109. In making its misrepresentations about Oracle and the CAP to potential customers, PeopleSoft and Conway were seeking to sell them its products and services. PeopleSoft and Conway knew, or should have known, when they made their many misrepresentations about Oracle and the CAP, that they were false.

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                  110. As one of PeopleSoft's competitors and potential acquirer, Oracle was damaged by PeopleSoft's scheme of false advertising in amounts to be proven at trial.

                              NINTH CAUSE OF ACTION

        VIOLATIONS OF CAL. CIV. CODE SECTION 1708: AGAINST ALL DEFENDANTS

                  111. Oracle incorporates by reference paragraphs 1 through 110 above and reasserts the allegations they contain as if set forth fully herein.

                  112. California Civil Code Section 1708 provides: "Every person is bound, without contract, to abstain from injuring the person or property of another, or infringing upon any of his or her rights." In all the ways described above, cross-defendants have injured Oracle and infringed its rights.

                  113. Because, as alleged above, cross-defendants did not make full and fair disclosures in making representations to PeopleSoft stockholders, to existing and potential customers, to regulators, to the press and to the public, they breached their duties to such individuals and entities.

                  114. Oracle, and likely other PeopleSoft competitors, was damaged by cross-defendants' violations of Civil Code Section 1708 in an amount to be proved at trial.

                              TENTH CAUSE OF ACTION

   VIOLATIONS OF BUS. & PROFESSIONS CODE SECTIONS 17200, ET SEQ.: AGAINST ALL
                                   DEFENDANTS

                  115. Oracle incorporates by reference paragraphs 1 through 114 above and reasserts the allegations they contain as if set forth fully herein.

                  116. Oracle sues both in its individual capacity and on behalf of the general public and seeks relief against cross-defendants for unlawful, unfair and fraudulent business acts or practices pursuant to California Business & Professions Code Sections 17200, et seq.

                  117. As set forth in the allegations above, in an effort to maintain their own power and to thwart legitimate competition for PeopleSoft and its customers, cross-defendants engaged in a scheme of misrepresentations to the SEC, existing and potential

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL investors, PeopleSoft's and Oracle's existing and potential customers and the public about (a) Oracle's intentions and abilities, (b) PeopleSoft's CAP, and
(c) PeopleSoft's revenues. They created fear, uncertainty and doubt about Oracle's Tender Offer -- then exploited it for their own gain.

              "Unlawful" B&P Section 17200, et seq. Predicate Acts:

                  118. Cross-defendants' conduct was unlawful, violating statutory and/or common law.

                  119. Specifically, as set forth in greater detail above, cross-defendants' entrenchment scheme violated the following statutes:

                      a) Business & Professions Code Section 17043 (Sales Below Cost);

                      b) Business & Professions Code Section 17044 (Loss Leader Practices);

                      c) Business & Professions Code Section 17045 (Secret Rebates);

                      d)   Civil Code Section 1770 (Consumer Legal Remedies
                           Act);

                      e) Bus. & Prof. Code Sections 17500, et seq. (False Advertising);

                      f) Cal. Civ. Code Section 1708 (Injuring Person or Property of Another)

                  120. Violations of Laws Re Insurance. In addition, PeopleSoft violated the insurance regulations for every state in which it solicited a customer using CAP. As outlined above, PeopleSoft described CAP as "insurance" to potential customers, leading those customers to believe they were, in fact, getting enforceable insurance policies.

                  121. California: California Insurance Code Section 22 broadly defines insurance as "a contract whereby one undertakes to indemnify another against loss, damage, or liability arising from a contingent or unknown event." Those who "solicit, negotiate, or effect contracts of insurance" in California must do so pursuant to a valid license issued by the Insurance Commissioner. Cal. Ins. Code Section 1631. In California, transacting insurance without a valid license is a misdemeanor. Cal. Ins. Code Section 1633. Parties transacting insurance in California must also procure a Certificate of Authority from the Insurance Commissioner. Cal. Ins. Code Section 700(a). Willful violation of this requirement is punishable by imprisonment of up to one year and/or a fine of up to

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

$100,000 for each violation. Cal. Ins. Code Section 700(b). Moreover, Cal. Ins. Code Section 252 prohibits insurance polices that amount to a wager, mandating any "policy executed by way of gaming or wagering, is void." Cal. Ins. Code
Section 280 likewise states, "If the insured has no insurable interest, the contract is void. PeopleSoft's offer of the CAP to current or prospective customers in California violates these provisions, whether or not the customers accepted the offer.

         122. Every state has insurance regulations similar to those of California. Below is a list of some of the insurance regulations violated by PeopleSoft, insofar as it solicited insurance within that state (because PeopleSoft so heavily redacted its CAP-related documents, Oracle does not know if only a subset of states are implicated):

                      a. Alabama: ALA. CODE Section 27-1-2(1) (2003) (defining insurance as "[a] contract whereby one undertakes to indemnify another or pay or provide a specified amount or benefit upon determinable contingencies"); Section 27-3- 1(a) (requiring certificate of authority to act as an insurer or to transact insurance); Section 27-1-12 (generally designating violations as misdemeanors punishable by a fine of up to $1,000 or imprisonment of up to one year for each violation).

                      b. Alaska: ALASKA STAT. Section 21.90.900(23) (Michie
2003) (defining insurance as "a contract whereby one undertakes to indemnify another or pay or provide a specified or determinable amount or benefit upon determinable contingencies"); Section 21.09.010(a) (requiring certificate of authority to transact insurance); Section 21.27.010(a)-(b) (requiring license to transact insurance); Section 21.27.440 (assessing penalty of up to $10,000 per violation, or up to $25,000 per willful violation of license requirement).

                      c. Arizona: ARIZ. REV. STAT. Section 20-103(A) (2004) (defining insurance as "a contract by Which one undertakes to indemnify another or to pay a specified amount upon determinable contingencies"); Section 20-206(A) (requiring authorization from the Director of Insurance to transact insurance); Section 20-220(B) (assessing penalty of up to $1,000 per violation, or up to $5,000 per willful violation of the authorization requirement).

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                      d. Arkansas: ARK. CODE ANN. Section 23-60-102(1)(A)(i)
(2003) (defining insurance as "any agreement, contract, or other transaction whereby one party, the 'insurer,' is obligated to confer benefit of pecuniary value upon another party, the 'insured' or 'beneficiary,' dependent upon the happening of a fortuitous event in which the insured or beneficiary has, or is expected to have at the time of such happening, a material interest which will be adversely affected by the happening of such an event"); Section 23-63-201(a) (requiring certificate of authority to act as an insurer or transact insurance);
Section 23-65- 101(a)(2)(A) (requiring license to act as an insurance producer).

                      e. Colorado: COLO. REV. STAT. Section 10-1-102(12) (2003) (defining insurance as "a contract whereby one, for consideration, undertakes to indemnify another or to pay a specified or ascertainable amount or benefit upon determinable risk contingencies"); Section 10-3-105 (1) (requiring certificate of authority to transact any insurance business); Section 10-2-401(1) (requiring license to transact insurance as a producer).

                      f. Connecticut: CONN. GEN. STAT. Section 38a-1(10) (2003) (defining insurance as "any agreement to pay a sum of money, provide services or any other thing of value on the happening of a particular event or contingency or to provide indemnity for loss in respect to a specified subject by specified perils in return for a consideration"); Section 38a-41(a) (requiring a business license issued by the commissioner to do any insurance business);
Section 38a-2 (assessing general penalty of up to $7,500 for violation of insurance code).

                      g. Delaware: DEL. CODE ANN. tit. 18, Section 102(2) (2004) (defining insurance as "a contract whereby one undertakes to pay or indemnify another as to loss from certain specified contingencies or perils, called 'risks,' or to pay or grant a specified amount or determinable benefit in connection with ascertainable risk contingencies or to act as surety"); Section 505(a) (requiring certificate of authority to act as an insurer or transact insurance); Section 1703 (requiring license to sell, solicit, or negotiate insurance); Section 106(a) (assessing general penalty of up to $6,900 per violation).

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                      h. District of Columbia: D.C. CODE ANN. Section 22-3225.01(4) (2004) (defining insurance as "a contract or arrangement in which one undertakes to: (A) Pay or indemnify another as to loss from certain contingencies called 'risks,' including through reinsurance; (B) Pay or grant a specified amount or determinable benefit to another in connection with ascertainable RISK contingencies; (C) Pay an annuity to another; or (D) Act as a surety"); Section 31-202(b) (requiring certificate before being licensed to conduct insurance business); Section 31-202(d) (defining violation of Section 31-202(b) as a misdemeanor and assessing fine of up to $500 per day per violation).

                      i. Florida- FLA. STAT. ch. 624.02 (West 2003) (defining insurance as "a contract whereby one undertakes to indemnify another or pay or allow a specified amount or a determinable benefit upon determinable contingencies"); ch. 624.401(1) (requiring certificate of authority to act as an insurer or transact insurance); ch. 624.401(4) (defining violation of certificate of authority requirement as a felony); ch. 626.112(1) (requiring license to act as insurance agent or representative).

                      j. Georgia: GA. CODE ANN. Section 33-1-2(2) (2002) (defining insurance as "a contract which is an integral part of a plan for distributing individual losses whereby one undertakes to indemnify another or to pay a specified amount or benefits upon determinable contingencies"); Section 33-3-2(a) (requiring certificate of authority to transact insurance); Section 33-23-4(a) (requiring license to sell, solicit, or negotiate insurance).

                      k. Hawaii: HAW. REV. STAT. Section 431:1-201 (a) (2003) (defining insurance as "a contract whereby one undertakes to indemnify another or pay a specified amount upon determinable contingencies"); Section 431:3-201 (requiring certificate of authority to act as an insurer or transact insurance);
Section 431:2-203(b)(3) (assessing fine of up to $10,000 and/or imprisonment of up to one year per violation of insurance code provisions).

                      1. Idaho: IDAHO CODE Section 41-102 (Michie 2003) (defining insurance as "a contract whereby one undertakes to indemnify another or pay or allow a specified or ascertainable amount or benefit upon determinable risk contingencies");Section 41-305(1)

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

(requiring certificate of authority to act as an insurer or transact insurance);
Section 41-1004 (requiring license to sell, solicit, or negotiate insurance);
Section 41-117A (assessing fine of up to $15,000 for transacting insurance without proper licensing).

                      m. Illinois: (case law cites Webster's Dictionary to define insurance as "coverage by contract whereby for a stipulated consideration one party undertakes to indemnify or guarantee another against loss by a specified contingency or peril"); 215 ILL. COMP. STAT. 5/24,5/51 (2003) (requiring domestic stock and domestic mutual insurance companies to have certificate of authority to transact insurance); 5/121 (prohibiting transaction of insurance without certificate of authority and assessing fines of up to $1,000 per day for such a violation).

                      n. Indiana: IND. CODE Section 27-1-2-3(a) (Michie 2004) (defining insurance as "a contract of insurance or an agreement by which one (1) party, for a consideration, promises to pay money or its equivalent or to do an act valuable to the insured upon the destruction, loss or injury of something in which the other party has a pecuniary interest, or in consideration of a price paid, adequate to the risk, becomes security to the other against loss by certain specified risks; to grant indemnity or security against loss for a consideration"); Section 27-1-6-12 (requiring certificate from department prior to issuance of policies or entering insurance contracts); Section 27-1-15.6-3 (requiring license to sell, solicit, or negotiate insurance); Section 27-1-2-4 (defining violation of insurance law as misdemeanor).

                      o. Iowa: (case law defines insurance as "a contract whereby one party agrees to indemnify another in case he shall suffer loss in respect of a specified subject by a specified peril"); IOWA ADMIN. CODE r. 191-10.3(1) (2003) (requiring license before selling, soliciting, or negotiating insurance); IOWA CODE Section 507.16 (2003) (requiring valid certificate of authority for solicitation of insurance and designating unlawful solicitation of business as a serious misdemeanor).

                      p. Kansas: (case law defines insurance as "any contract whereby one party promises for a consideration to indemnify the other against certain risks"); KAN.

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

STAT. ANN. Section 40-214(2003) (requiring authorization before transacting insurance).

                      q. Kentucky: KY. REV. STAT. ANN. Section 304.1-030 (2003) (defining insurance as "a contract whereby one undertakes to pay or indemnify another as to loss from certain specified contingencies or perils called 'risks,' or to pay or grant a specified amount or determinable benefit or annuity in connection with ascertainable risk contingencies, or to act as surety"); Section 304.11-030( 1) (requiring certificate of authority to enter into contract of insurance as an insurer or to transact insurance business)

                      r. Louisiana: LA. REV. STAT. ANN. Section 22:5(9)(a)
(2004) (defining insurance as "a contract whereby one undertakes to indemnify another or pay a specified amount upon determinable contingencies"); Section 22-1249.1(A) (requiring certificate of authority or other authorization to transact insurance); Section 22-1252(A) (prohibiting acting as an agent for an unauthorized insurer).

                      s. Maine: ME. REV. STAT. ANN. tit. 24-A, Section 3 (West
2003) (defining insurance as "a contract under which one undertakes to pay or indemnify another as to loss from certain specified contingencies or perils, to pay or grant a specified amount or determinable benefit or annuity in connection with ascertainable risk contingencies or to act as surety"); Section 404(1), (4) (requiring certificate of authority to act as an insurer or to transact insurance; violation of requirement punishable with a fine of up to $5,000 and up to 2 years imprisonment); Section 1413(1) (requiring license for business entity to operate as an insurance producer).

                      t. Maryland: MD. CODE ANN., INS. Section 1-101 (s) (2003) (defining insurance as "a contract to indemnify or to pay or provide a specified or determinable amount or benefit on the occurrence of a determinable contingency"); Section 4-101(a)(1) (2003) (requiring certificate of authority to act as an insurer or engage in insurance business); Section 4-212 (assessing penalty of up to $50,000 per violation).

                      u. Massachusetts: MASS. GEN. LAWS ch. 175, Section 2
(2004) (defining a contract of insurance as "an agreement by which one party for a consideration promises

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL to pay money or its equivalent, or to do an act valuable to the insured, upon the destruction, loss or injury of something in which the other party has an interest"); Section 32 (requiring certificate from commissioner to make or issue insurance contracts or policies); Section 194 (assessing general penalty of up to $500 for violation of insurance code).

                      v. Michigan: (case law cites Black's Law Dictionary to define insurance as "a contract between two parties for indemnification"); MICH. COMP. LAWS ANN. Section 500.402 (West 2003) (requiring certificate of authority to act as an insurer or transact insurance); Section 500.150(1)(a) (assessing fine of up to $2,500 per violation).

                      w. Minnesota: MI". STAT. Section 60A.02, subd. 3(a)
(2003)(defining insurance as "any agreement whereby one party, for a consideration, undertakes to indemnify another to a specified amount against loss or damage from specified causes, or to do some act of value to the assured in case of such loss or damage"); Section 60A.7 subd. 4 (requiring license to transact insurance).

                      x. Mississippi: MISS. CODE ANN. Section 83-5-5 (2004) (defining a contract of insurance as "an agreement by which one party for a consideration promises to pay money or its equivalent, or to do some act of value to the assured, upon the destruction, loss, or injury of something in which the assured or other party has an interest, as an indemnity therefore");
Section 79-4-15.01(a) (requiring certificate of authority for foreign corporations prior to transacting any type of business in the state); Section 83-5-17 (assessing fine of up to $5,000 per violation).

                      y. Missouri: MO. REV. STAT. Section 375.012(1)(4) (2004) (defining insurance as "any line of authority, including life, accident and health or sickness, property, casualty, variable life and variable annuity products, personal, credit and any other line of authority permitted by state law or regulation"); Section 375-014(1) (requiring license to transact insurance); Section 375.146 (defining violation as a class A misdemeanor).

                      z. Montana: MONT. CODE ANN. Section 33-1-201(5)(a) (2003) (defining insurance as "a contract whereby one undertakes to indemnify another or pay or provide

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL a specified or determinable amount or benefit upon determinable contingencies");
Section 33-2-101(1) (requiring certificate of authority to act as an insurer or transact insurance); Section 33-1-104 (assessing general penalty of up to $1,000 and up to 90 days imprisonment per code violation).

                      aa. Nebraska: NEB. REV. STAT. Section 44-102 (2003) (defining insurance as "a contract whereby one party, called the insurer, for a consideration, undertakes to pay money or its equivalent or to do an act valuable to another party, called the insured, or to his or her beneficiary, upon the happening of the hazard or peril insured against whereby the party insured or his or her beneficiary suffers loss or injury"); Section 44-303 (requiring certificate of authority to transact insurance business); Section 44-394 (defining general violation of the code as a Class III misdemeanor).

                      bb. Nevada: (case law cites Black's Law Dictionary to define insurance as "a contract whereby, for a stipulated consideration, one party undertakes to compensate the other for loss on a specified subject for specified perils"); NEV. REV. STAT. 680A.060 (2004) (requiring certificate of authority to act as an insurer or transact insurance; classifying violation of statute as a misdemeanor); Section 685B.030(2) (making the transaction of business without a certificate of authority unlawful); Section 685B.080 (assessing fine of up to $10,000 per violation, and setting forth conditions for imprisonment).

                      cc. New Hampshire: (case law defines insurance as "a contract by which the one party, in consideration of a price paid to him adequate to the risk, becomes security to the other that he shall not suffer loss, prejudice, or damage by the happening of the perils specified to certain things which may by exposed to them"); N.H. REV. STAT. ANN. Section 402-J:3
(2003) (requiring license to sell, solicit, or negotiate insurance); Section 400-A:15 (assessing fine of up to $2,500 for violation of any rule, regulation, or order).

                      dd. New Jersey: (case law defines insurance as "an agreement by which one party for a consideration promises to pay money or its equivalent or to do an

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL act valuable to the insured upon the destruction, loss or injury of something in which the other party has an interest"); N.J. STAT. ANN. Section 17:17-10 (2004) (certificate of authority authorizes the kind or kinds of insurance a company may transact); Section 17B:18-42 (requiring certificate of authority to transact insurance); Section 17:22A-3 (requiring license to act as an insurance producer).

                      ee. New Mexico: N.M. STAT. ANN. Section 59A-1-5 (2003) (defining insurance as "a contract whereby one undertakes to pay or indemnify another as to loss from certain specified contingencies or perils, or to pay or grant a specified amount or determinable benefit in connection with ascertainable risk contingencies, or to act as surety"); Section 59A-5-10(A) (requiring certificate of authority to act as an insurer or transact insurance);
Section 59A-15-10 (assessing fine of up to $20,000 per unauthorized transaction of insurance).

                      ff. New York: (case law cites former Section 41 of the Insurance Law to define insurance as "any agreement or other transaction whereby one party, herein called the insurer, is obligated to confer benefit of pecuniary value upon another party, herein called the insured or the beneficiary, dependent upon the happening of a fortuitous event in which the insured or beneficiary has, or is expected to have at the time of such happening, a material interest which will be adversely affected by the happening of such event"); N.Y. INS. LAW Section 1102(a) (Consol. 2003) (requiring license to engage in insurance business).

                      gg. North Carolina: N.C. GEN STAT. Section 58-1-10 (2004) (defining contract of insurance as "an agreement by which the insurer is bound to pay money or its equivalent or to do some act of value to the insured upon, and as an indemnity or reimbursement for the destruction, loss, or injury of something in which the other party has an interest"); Section 58-7-10 (requiring certificate from Commissioner before issuing insurance policies); Section 58-28-5 (requiring certificate of authority for transaction of insurance).

                      hh. North Dakota: N.D. CENT. CODE Section 26.1-02.1-01(4)
(2003)

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

(defining insurance as "a contract or arrangement in which one undertakes to pay or indemnify another as to loss from certain contingencies called 'risks', including through reinsurance; pay or grant a specified amount or determinable benefit to another in connection with ascertainable risk contingencies; pay an annuity to another; or act as surety"); Section 26.1-02-05 (requiring certificate of authority to transact insurance).

                      ii. Ohio: (case law defines insurance as "a contract whereby a promisor, for a consideration usually called a premium, becomes bound to indemnify or compensate the promisee or one designated by him for loss or damage from stated causes in a definite or ascertainable amount"); OHIO REV. CODE ANN. Section 3905.02 (Anderson 2003) (requiring a license to sell, solicit, or negotiate insurance); Section 3905.42 (requiring authorization by the laws and regulations of the state before a company can transact insurance).

                      jj. Oklahoma: OKLA. STAT. tit. 36, Section 102(2003) (defining insurance as "a contract whereby one undertakes to indemnify another or to pay a specified amount upon determinable contingencies"); Section 606 (requiring authority from the Insurance Commissioner to transact insurance);
Section 1435.4 (requiring license to sell, solicit, or negotiate insurance).

                      kk. Oregon: OR. REV. STAT. Section 731.102(1) (2003) (defining insurance as "a contract whereby one undertakes to indemnify another or pay or allow a specified or ascertainable amount or benefit upon determinable risk contingencies"); Section 731.354 (requiring certificate of authority to act as an insurer or transact insurance).

                      ll. Pennsylvania: (case law cites Webster's dictionary to define insurance as "Coverage by contract in which one party agrees to indemnify or reimburse another for loss that occurs under the terms of the contract"); PA. STAT. ANN. tit. 40, Section 46 (2003) (requiring certificate of authority to do insurance business).

                      mm. Rhode Island: (case law defines insurance contract as "a policy issued by an authorized and licensed insurance company whose primary business it is to assume specific risks of loss of members of the public at large in consideration

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL of the payment of a premium"); R.I. Gen LAWS Section 27-2-11 (2003) (requiring license to transact insurance).

                      nn. South Carolina: S.C. CODE ANN.Section 38-1-20(19)
(2003) (defining insurance as "a contract whereby one undertakes to indemnify another or pay a specified amount upon determinable contingencies"); Section 38-5-10 (requiring license and supervision by director of insurance to do business); Section 38-25-110 (requiring certificate of authority to lawfully transact insurance); Section 38-25-320 (assessing fine of up to $50,000 for unauthorized transaction of insurance).

                      oo. South Dakota: S.D. CODIFIED LAWS Section 58-1-2(8) (Michie 2003) (defining insurance as "a contract whereby one undertakes to indemnify another or to pay or provide a specified or determinable amount or benefit upon determinable contingencies"); Section 58-6-1 (requiring certificate of authority to act as an insurer or transact insurance and identifying violation of the statute as a Class 2 misdemeanor).

                      pp. Tennessee: TENN. CODE ANN.Section 56-7-101 (a) (2003) (defining contract of insurance as "an agreement by which one party, for a consideration, promises to pay money or its equivalent, or to do some act of value to the assured, upon the destruction or injury, loss or damage of something in which the other party has an insurable interest"); Section 56-2-105 (requiring certificate of authority to enter into contract of insurance as an insurer or to transact insurance); Section 56-2-108 (assessing fine of up to $5,000 per violation).

                      qq. Texas: (case law cites Black's Law Dictionary to define insurance as "[a] contract whereby one undertakes to indemnify another against loss, damage, or liability arising from an unknown or contingent event and is applicable only to some contingency or act to occur in future"); TEX. INS. CODE ANN. Section 801.052 (Vernon 2003) (certificate of authority authorizes the insurer to engage in the business of insurance).

                      rr. Utah: UTAH CODE ANN. 31A-1-301(78) (2003) (defining insurance as: "(i) an arrangement, contract, or plan for the transfer of a risk or risks

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL from one or more persons to one or more other persons; or (ii) an arrangement, contract, or plan for the distribution of a risk or risks among a group of persons that includes the person seeking to distribute that person's risk"; and including: (i) risk distributing arrangements providing for compensation or replacement for damages or loss through the provision of services or benefits in kind; (ii) contracts of guaranty or suretyship entered into by the guarantor or surety as a business and not as merely incidental to a business transaction; and
(iii) plans in which the risk does not rest upon the person who makes the arrangements, but with a class of persons who have agreed to share it"); Sections 31 A-4-102(1)(a), 31A-4-104 (requiring certificate of authority to conduct insurance business).

                      ss. Vermont: VT. STAT. ANN.tit. 8, Section 3301a (2003) (defining insurance as "an agreement to indemnify or otherwise assume an obligation, provide services or any other thing of value on the happening of a particular event or contingency, or to provide indemnity for loss with respect to a specified subject by specified circumstances in return for a consideration"); Section 3368 (prohibiting entering into a contract as an insurer or transacting insurance without a certificate of authority); Section 4813b (requiring license to transact insurance).

                      tt. Virginia: VA. CODE ANN.Section 38.2-100 (Michie 2004) (defining insurance as "the business of transferring risk by contract wherein a person, for a consideration, undertakes (i) to indemnify another person, (ii) to pay or provide a specified or ascertainable amount of money, or (iii) to provide a benefit or service upon the occurrence of a determinable risk contingency");
Section 38.2-1024(A) (requiring license to transact insurance; foreign insurers must also have a certificate of authority).

                      uu. Washington: WASH. REV. CODE Section 48.01.040 (2004) (defining insurance as "a contract whereby one undertakes to indemnify another or pay a specified amount upon determinable contingencies"); Section 48.05.030(
1) (requiring certificate of authority to act as an insurer or transact insurance).

                      vv. West Virginia: W. VA. CODE Section 33-1-1 (2003) (defining

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL insurance as "a contract whereby one undertakes to indemnity another or to pay a specified amount upon determinable contingencies"); Section 33-3-1 (a) (requiring license to act as an insurer or transact insurance); Section 33-4-8 (generally defining a violation of the code as a misdemeanor and assessing a general penalty of up to $1,000 and/or imprisonment of up to six months).

                      ww. Wisconsin: WIS. STAT. ANN. Section 600.03 (2003) (defining insurance as including "1. Risk distributing arrangements providing for compensation of damages or loss through the provision of services or benefits in kind rather than indemnity in money. 2. Contracts of guaranty or suretyship entered into by the guarantor or surety as a business and not as merely incidental to a business transaction."); Section 601.04(2) (requiring certificate of authority to transact insurance).

                      xx. Wyoming: WYO. STAT. ANN. Section 26-1-102(a)(xv) (Michie 2003) (defining insurance as "a contract in which one undertakes to indemnify another against loss, damage or liability arising from determinable hazards or fortuitous occurrences or to pay or allow a specified amount or determinable benefit in connection with ascertainable risk contingencies");
Section 26-3-101 (requiring certificate of authority to act as an insurer or transact insurance); Section 26-1-107 (defining violation of the statute as a misdemeanor and assessing general criminal penalty of up to $1,000 and/or six months imprisonment per violation and a general civil penalty of up to $25,000 per three-month period).

                  123. Violations of Laws Re Liquidated Damages. In addition, because the CAP terms also constitute liquidated damages clauses, PeopleSoft violated every applicable state's laws against the provision of unreasonable liquidated damages.

                  124. Because PeopleSoft has so heavily redacted its customer contracts, Oracle does not know which, if any, contain choice of law provisions that would inform the liquidated damages analysis. However, virtually all states have adopted the liquidated damages provisions of the Uniform Commercial Code ("UCC") and the Restatement (Second) of Contracts.

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                  125. UCC Section 2-718 reads: "(1) Damages for breach by either party may be liquidated in the agreement but only at an amount which is reasonable in the light of the anticipated or actual harm caused by the breach, the difficulties of proof of loss, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy. A term fixing unreasonably large liquidated damages is void as a penalty."

                  126. Restatement (Second) of Contracts, Section 356 (Liquidated Damages and Penalties) paragraph 1 reads: "Damages for breach by either party may be liquidated in the agreement but only at an amount that is reasonable in the light of the anticipated or actual loss caused by the breach and the difficulties of proof of loss. A term fixing unreasonably large liquidated damages is unenforceable on grounds of public policy as a penalty."

                  127. Because, as set forth above, the CAP payouts are unreasonable in light of the anticipated harm to the customer which is to receive them, and/or were adopted as a punitive measure to any future acquirer of PeopleSoft, the CAP terms are void as penalties under the UCC and the Restatement (Second) of Contracts and under the numerous applicable state statutes and state common law adopting their liquidated damages approaches.

                  128. For example, PeopleSoft's California-governed CAP contracts violate California Commercial Code Section 2718 (providing that, to be enforceable, a liquidated damages clause must be "reasonable in light of the anticipated or actual harm caused by the breach" and a term fixing unreasonably large damages is "void as a penalty"), and California Civil Code Section 1671(b) (providing that, liquidated damages provision in contract not governed by another statute can be invalidated if "provision was unreasonable under the circumstances at the time the contract was created").

                  129. Other Laws Violated by PeopleSoft. PeopleSoft's CAP contracts also violate California Civil Code Section 1596, which mandates that "the object of a contract must be lawful when the contract is made, and possible or ascertainable by the time the contract is to be performed." As set forth above, PeopleSoft's CAP contracts are

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL unlawful, on many grounds, and void for public policy reasons at the time they are to be performed.

                  130. PeopleSoft's CAP contracts are also subject to Business & Professions Code Section 17051, which provides: "Any contract, express or implied, made by any person, firm,or corporation in violation of [the Unfair Trade Practices chapter of the Business & Professions Code] is an illegal contract and no recovery thereon shall be had."

                  131.     As set forth in greater detail above,
cross-defendants' entrenchment scheme also violated the California common law prohibitions against:

                      a.   Interference with prospective economic advantage;

                      b.   Interference with contract; and

                      c.   Trade libel.

                  132. Individual cross-defendants' entrenchment scheme also breached their fiduciary duties to PeopleSoft shareholders, as set forth in the pending Delaware actions brought by Oracle and PeopleSoft stockholders.

                "Unfair" B&P Sections 17200, et seq. Predicate Acts

                  133. The entirety of cross-defendants' anticompetitive entrenchment scheme detailed above is unfair to Oracle, to other PeopleSoft competitors or potential acquirers, to PeopleSoft's stockholders and to consumers.

                  134. Section 17001 of the California Business and Professions Code expresses a policy to "encourage and foster competition, by prohibiting unfair, dishonest, deceptive, destructive, fraudulent and discriminatory practices by which fair and honest competition is destroyed or prevented." By their actions, as alleged above, cross-defendants have employed unfair, dishonest, deceptive, destructive, fraudulent and discriminatory practices for the purpose and with the effect of impairing competition. Their actions also violate both the letter and spirit of the Cartwright Act and the Clayton and Sherman Acts because their effect is similar to the effect of such violations.

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                  135. The tactics employed by cross-defendants also violate the test for unfairness contained in the Federal Trade Commission Act, 15 U.S.C.
Section 45(n) which prohibits any practice which "causes or is likely to cause substantial injury to consumers which is not reasonably avoidable by the consumers themselves and not outweighed by countervailing benefits to consumers or competition." The contracts into which PeopleSoft customers entered in reliance on the illegal and unenforceable promise of CAP insurance have expensive, long-term consequences for the customers and thus clearly satisfy that test.

             "Fraudulent" B&P Sections 17200, et seq. Predicate Acts

                  136. Cross-defendants made the false and misleading statements set forth above with knowledge of their falsity and intending that prospective customers rely on them. The recipients of those statements relied on those statements to their detriment, as they were entitled to do, since the statements were made by PeopleSoft executives whom they reasonably believed had a basis for making them. At no time did cross-defendants disclose to their actual or prospective customers, or to their stockholders, that their statements were false, that the CAP agreements were illegal and unenforceable, that the revenues which PeopleSoft used to bolster the price of its stock were illusory and that all of their wrongful acts were taken, not to secure any benefit for PeopleSoft or its customers or stockholders, but solely for the personal benefit of PeopleSoft's management.

                  137. The unlawful, unfair and fraudulent practices alleged present a continuing threat to PeopleSoft's competitors in the enterprise applications business (including Oracle), to PeopleSoft's customers and stockholders, and, ultimately, to the general public.

VI.      PRAYER FOR RELIEF

                  Oracle prays as follows:

                      1. For injunctive relief to prevent continuing harm to Oracle, its stockholders, its customers, and the public, enjoining PeopleSoft and

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL
                           its officers, directors, agents, servants and assigns, and all those acting in concert with them from:

                               a.   Making any written, oral or electronic
                                    communication with any person or entity
                                    known or believed to be an existing Oracle or PeopleSoft customer, misrepresenting any aspect of: (1) the proposed Tender Offer for PeopleSoft stock by Oracle; (2) the impact of the Tender Offer on PeopleSoft or its customers or products; (3) any plans it believes Oracle has to support any PeopleSoft products or platforms if the Tender Offer is successful; (4) any plans it believes Oracle has to migrate PeopleSoft customers to any Oracle products or platforms if the Tender Offer is successful; or (5) Oracle's intentions and motivations with respect to the Tender Offer;

                               b.   Misrepresenting to federal and/or state
                                    regulators, and/or to potential or existing customers, and/or to PeopleSoft stockholders and/or to the public (i) the purpose of the CAP; (ii) the triggering events of the CAP;
                                    (iii) the enforceability of the CAP against any future acquirer of PeopleSoft; (iv) the enforceability of the CAP against PeopleSoft; or (v) the impact of the CAP on PeopleSoft's revenue;

                               c.   Advertising, promoting or offering any
                                    version of the CAP or any similar program without prior court approval;

                               d.   Soliciting existing Oracle customers to
                                    terminate or alter their business
                                    relationship with Oracle in light of the proposed Tender Offer or by use of the CAP or any similar program;

                               e. For full and adequate disclosures to its customers, stockholders, regulators and the public regarding the unenforceability of the CAP clauses in each contract;

                               f.   Misappropriating, using, disclosing,
                                    possessing or communicating to any person or third party any confidential information of Oracle covered by the protective order previously entered by this Court.

                      2. For adequate equitable relief requiring PeopleSoft to:

                               a. Make a full and adequate disclosure to its customers, stockholders, regulators and the public regarding the secret and discriminatory CAP terms offered to certain preferred customers;

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL

                               b. Restate all earnings reported that resulted from contracts containing CAP provisions;

                               c.   Advise the authorities charged with the
                                    regulation of insurance in each state in which PeopleSoft has offered any version of CAP of the terms on which such offers have been made or accepted.

                      3. For adequate equitable relief to address the harm from PeopleSoft's misrepresentations, illegal scheme and tactics as described above;

                      4. For damages, including lost profits and other incidental and consequential damages according to proof at trial, including all lost profits or additional expenses incurred by Oracle as a result of cross-defendants' wrongful acts and misrepresentations;

                      5.   For appropriate restitution;

                      6.   For punitive damages according to proof at trial;

                      7.   For costs, expenses, and reasonable attorneys' fees;

                      8.   For prejudgment interest; and

                      9. For such other and further relief as the Court deems just and proper.

DATED: March 30, 2004

                                     BINGHAM McCUTCHEN LLP

                                     By:  /s/ David M. Balabanian
                                          --------------------------------------
                                                   David M. Balabanian
                                          Attorneys for Cross Complainant Oracle
                                                       Corporation

               ORACLE'S CROSS-COMPLAINT AGAINST PEOPLESOFT, ET AL